Exhibit 10.2

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

Tel 302.498.6700

Web www.incyte.com

REVISED

December 14, 2018

Christiana Stamoulis

[Address Redacted]

Dear Christiana:

It is with great pleasure that we offer you the position of Executive Vice President & Chief Financial Officer at Incyte Corporation.  In this position you will report directly to Hervé Hoppenot, Chairman, President & Chief Executive Officer.  The terms of this offer are set forth in this letter.  Should you accept our offer, your salary will be $21,538.46 per bi-weekly pay period (equivalent to $560,000.00 on an annualized basis).  This is a salaried, exempt position, as your salary covers compensation for all hours worked.  As an incentive for joining Incyte, we offer a signing bonus of $280,000.00.  You agree that if you voluntarily terminate your employment or are terminated for cause within one year from your start date, you will repay the bonus amount to Incyte.  Performance evaluations will be conducted annually.

You are eligible to participate in the Incentive Compensation Plan (ICP), an annual cash incentive plan.  Employees are assigned a “Funding Target”, based on their job category, as a percent of base pay.   As an Executive Vice President, your funding target is 50%. Your individual award will be based on Company Performance vs. Company Goals, and your Individual Performance vs. your Individual Goals.  Actual awards are variable and could be more or less than your individual funding target and may be prorated based on your start date.  This cash incentive plan is subject to ongoing approval by the company’s Board of Directors, and may be modified or terminated by the Board of Directors at any time at their sole discretion. In order to have been eligible for a 2018 bonus, you must have begun employment prior to November 1, 2018.

In lieu of a relocation package, we will pay your weekly round trip travel to Boston for 3 years from your start date.  We will also work with you to accommodate the flexible work arrangement that we discussed.

As a valued employee of Incyte, subject to approval by the Board of Directors, you will receive equity awards under the Incyte 2010 Stock Option Plan with an aggregate award value of $3,300,000, seventy-five (75%) of your grant in the form of options to purchase the Company’s common stock and the remaining twenty-five percent (25%) in the form of Restricted Stock Units (RSUs). The number of Stock Options shall be calculated and granted to you on your start date.  The RSUs will also be awarded to you on your start date.  The specific terms and conditions of this grant including exercise price and vesting conditions will be set forth in an Equity Grant Agreement to be entered into between you and the Company.

As was discussed in the interview process, Incyte offers employees and their eligible dependents a variety of group health insurance benefits.  Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability and life insurances.  An outline of our benefit package is enclosed.  The premium costs of these benefits for employees are currently being paid by Incyte.  Incyte offers a 401(k) Plan available for your participation effective on your first day of employment.   Paid Time Off (PTO) accrues quarterly to a maximum of 20 days (160 hours) per 12-month period with 4 years of service or less, to a maximum of 25 days (200 hours) for years 5 through 9, and a maximum of 30 days (240 hours) for year 10 and beyond.  These hours are accrued the first day of each quarter.  As a new hire, you will accrue a full 5 days (40 hours) of PTO for the quarter in which you start. Information about these programs and other Company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook.

You will receive a Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) as in the form attached as Appendix A in your onboarding packet which will be sent to you electronically prior to your start date.  As a condition of your employment with Incyte, you are required to electronically sign the Confidentiality Agreement protecting Incyte's proprietary and competitive information prior to your start date.  This offer of employment is subject to your acceptance of the terms of the Confidentiality Agreement.    Please note that your employment with Incyte, if accepted, will be on an “at will” basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time.

This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work.  This offer of employment is also contingent on the Company receiving satisfactory background checks.

Christiana, we would be delighted by your decision to join Incyte Corporation and we look forward to your acceptance of this offer of employment.  We believe Incyte offers an exciting and challenging opportunity.

In order to confirm your agreement with and acceptance of these terms, please fax your signed acceptance letter to the confidential Human Resources Department fax: 302-425-2704 or scan it to Bonnie Croce at bcroce@incyte.com.  In the meantime, should you have any questions about our offer or about the Company more generally, please contact either of us.

Sincerely,

/s/ Hervé Hoppenot

Hervé Hoppenot

Chairman, President & Chief Executive Officer

/s/ Paula J. Swain

Paula J. Swain

Executive Vice President, Human Resources

_____________________________________________________________________

I have read and understand the terms of this offer and agree to the terms of employment.  I will be available to report to work on Monday, February 11, 2019.

/s/ Christiana Stamoulis

Christiana Stamoulis

Addendum A

Revised 12/14/18

•	The term of your employment shall be from your hire date through your termination
•	In 2020 you will receive a stock grant on the one year anniversary of your hire in the amount of $1,300,000 and in July of 2020 a stock grant in the amount of $2,200,000.
•	You will not be eligible for a July 2019 Annual Stock Grant
•	Change in Control Employment Agreement
•	Your duties and responsibilities are described in the attached job description
•

In the event that Incyte terminates your employment without “cause” or you resign for “good reason” as referenced below you will be paid the amount of one (1) year of base pay plus target bonus as severance.  Provided, however, if you terminate your employment for good reason based on a reduction in base salary, then the base salary to be used in calculating the severance payment shall be the base salary in effect immediately prior to such reduction in base salary.  If COBRA is elected by you, Incyte shall pay the cost of insurance continuation premiums on your behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same in the event you are ineligible for continued coverage), on a monthly basis, until the earlier of:  (A) the date 12 months after the date of your employment is terminated; or (B) your COBRA health continuation period.

(i)A materially diminution, without consent, in your responsibilities, authority or duties, including a material change in reporting relationship

(ii)A material diminution of more than 10% in your base pay except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company

(iii)A change, without your consent in the geographic location at which you provide services to the Company of more than 50 miles away from our current location